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                                                                  EXHIBIT (f)(1)

                                VAN KAMPEN FUNDS
                              AMENDED AND RESTATED
                         DEFERRED COMPENSATION AGREEMENT

          This amended and restated DEFERRED COMPENSATION AGREEMENT, effective as of January 1, 2005 by and between each of the Van Kampen Funds listed on Exhibits A-1 and A-2 attached hereto, as may be amended from time to time (collectively the "Funds" or individually the "Fund"), and _________________________, (the "Trustee").

          WHEREAS, each Fund and the Trustee desire to enter into an agreement whereby such Fund will provide to the Trustee a vehicle under which the Trustee can defer receipt of trustees' or directors' fees payable by such Fund.

          NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, each Fund and the Trustee hereby agree as follows:

1. DEFINITION OF TERMS AND CONSTRUCTION

          1.1 Definitions. Unless a different meaning is plainly implied by the context, the following terms as used in this Agreement shall have the following meanings:

               (a) "Beneficiary" shall mean such person or persons designated pursuant to Section 4.3 hereof to receive benefits after the death of the Trustee.

               (b) "Beneficiary Designation and Distribution Election Form" shall mean the written instrument to be executed by each Trustee which shall designate the person or persons to receive benefits after the death of the Trustee and a form of which is attached as Exhibit B thereto.

               (c) "Board of Trustees" shall mean the Board of Trustees or Board of Directors, as the case may be, of the Fund.

               (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

               (e) "Compensation" shall mean the amount of trustee's or director's fees paid by the Fund to the Trustee during a Deferral Year prior to reduction for Compensation Deferrals made under this Agreement.

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               (f) "Compensation Deferral" shall mean the amount or amounts (i)
of the Trustee's Compensation deferred under the provisions of Section 3 of this Agreement, or (ii) transferred from any Retirement Plan pursuant to the terms of such Retirement Plan or any deferral election made thereunder by the Trustee.

               (g) "Deferral Account" shall mean the account maintained to reflect the Trustee's Compensation Deferral made pursuant to Section 3 hereof or any Retirement Plan or related deferral election, all other amounts deferred pursuant to Section 3 or any Retirement Plan or related deferral election and any other credits or debits thereto.

               (h) "Deferral Year" shall mean each calendar year during which the Trustee makes, or is entitled to make, a Compensation Deferral under Section 3 hereof or during which the Trustee's Deferral Account has Compensation Deferral from the Retirement Plan.

               (i) "Disability" or "Disabled" shall have the meaning set forth in Section 409A(a)(2)(C) of the Code, or any successor thereto.

               (j) "Fund Transfer" shall mean a transfer of the assets of the Fund to a successor fund pursuant to a liquidation, dissolution or winding up of the Fund or a distribution of all or substantially all of the Fund's assets and property to a successor fund.

               (k) "Retirement Plan" shall mean any Retirement Plan for a Fund, and any successor thereto.

               (l) "Trustee" shall mean a member of the Board of Trustees or the Board of Directors, as the case may be, of a Fund.

               (m) "Valuation Date" shall mean any day upon which the Fund makes a valuation of the Deferral Account and shall, at a minimum, be the last business day of each calendar quarter.

          1.2 Plurals and Gender. Where appearing in this Agreement the singular shall include the plural and the masculine shall include the feminine, and vice versa, unless the context clearly indicates a different meaning.

          1.3 Headings. The headings and subheadings in this Agreement are inserted for the convenience of reference only and are to be ignored in any construction of the provisions hereof.

2. PERIOD DURING WHICH COMPENSATION DEFERRALS ARE PERMITTED

          2.1 Commencement of Compensation Deferrals. The Trustee may


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commence participation under this Agreement by electing to participate on a form provided by, and submitted to, the President of the Fund, which election will become effective pursuant to Section 3.1 hereof, but in no event earlier than the later of (i) the date this Agreement is executed, and (ii) the date such form is submitted to the President of the Fund. Participation with respect to Compensation Deferrals from the Retirement Plan shall become effective on the later of (i) the date this Agreement is executed and (ii) the date such deferral is transferred to this Agreement.

          2.2 Termination of Deferrals. The Trustee shall not be eligible to make Compensation Deferrals after the earlier of the following dates:

               (a) The date of which he ceases to serve as a Trustee of the Fund; or

               (b) The effective date of the termination of this Agreement.

3. COMPENSATION DEFERRALS

          3.1 Compensation Deferral Elections and Transferred Compensation Deferrals.

               (a) Prior to the first day of a calendar year in which the deferred Compensation is to become vested or, in a Trustee's first year of eligibility, within thirty days after he or she becomes eligible, the Trustee may elect, on the form described in Section 2.1 hereof, to defer the receipt of all or a portion of the Compensation for such Deferral Year; provided that in a Trustee's first year of eligibility, the Trustee shall only be permitted to defer Compensation for services to be performed subsequent to the election. Such form shall set forth the amount of such Compensation Deferral (in whole percentage amounts). Such election shall continue in effect for all subsequent Deferral Years unless it is canceled or modified as provided below.

               (b) Compensation Deferrals shall be withheld from each payment of Compensation by the Fund to the Trustee based upon the percentage amount elected by the Trustee under Section 3.1(a) hereof.

               (c) The Trustee may cancel or modify the amount of his Compensation Deferrals prior to the last permissible date for making such Deferral election by submitting to the President of the Fund a revised Compensation Deferral election form. Such change will be effective as of the first day of a Deferral Year following the date such revision is submitted to the President of the Fund. Notwithstanding the foregoing, the Trustee may make a subsequent modification to his or her Deferral election (a "Subsequent Modification") on a prospective basis provided that: (i) such Subsequent Modification will not take effect until at least twelve (12) months after the date on which the Subsequent Modification is made; (ii) the payment with respect to such Subsequent Modification is deferred for a period of not less than five
(5)


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years from the date such payment would otherwise have been paid (or, in the case of (x) a life annuity or (y) installment payments treated as a single payment, five (5) years from the date the first amount was scheduled to be paid); and
(iii) any Subsequent Modification related to a payment to be made at a specified time or pursuant to a fixed schedule is made not less than twelve (12) months before the date the payment is scheduled to be paid (or, in the case of (x) a life annuity or (y) installment payments treated as a single payment, twelve
(12) months before the date the first amount was scheduled to be paid).

               (d) The Trustee's Deferral Account shall also include any and all amounts deferred on the Trustee's behalf that were transferred to such account from the Retirement Plan, and which shall be deemed to be deferrals under this Agreement for purposes of this Agreement; provided, however, that such deferrals shall be governed by the terms of the deferral election made by the Trustee under the Retirement Plan, and all references to deferral elections in this Agreement that relate to these transferred deferrals shall refer to the election made under the Retirement Plan, unless and until a timely and effective election relating to such deferrals has been made under this Agreement. Notwithstanding the foregoing, to the extent permitted pursuant to Section 409A of the Code, from and following the effective date of any such transfer, the deferrals from the Retirement Plan shall be governed by the terms of this Agreement, including any deferral elections in effect under this Agreement if a valid election under the Retirement Plan has not been properly executed or such election has been superseded by an election under this Agreement.

          3.2 Valuation of Deferral Account.

               (a) The Fund shall establish a bookkeeping Deferral Account to which will be credited an amount equal to the Trustee's Compensation Deferrals under this Agreement. Compensation Deferrals shall be allocated to the Deferral Account on the first business day following the date such Compensation Deferrals are withheld from the Trustee's Compensation, or if later, transferred to this Agreement. The Deferral Account shall be debited to reflect any distributions from such Account. Such debits shall be debited to the Deferral Account as of the date such distributions are made.

               (b) As of each Valuation Date, income, gain and loss equivalents (determined as if the Deferral Account is invested in the manner set forth herein) attributable to the period following the immediately preceding Valuation Date shall be credited to and/or deducted from the Trustee's Deferral Account.

          3.3 Investment of Deferral Account Balance.

               (a) (1) The Trustee may select, from various options made available by the Fund, from time to time, pursuant to Section 3.3(a)(3), the investment media in which all or part of his Deferral Account shall be deemed to be invested.


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                    (2) The Trustee shall make an investment designation on a
form provided by the President of the Fund which shall remain effective until another valid direction has been made by the Trustee as herein provided. On the investment designation form, the Trustee may select up to four underlying investment securities in even multiples of 25% from the options made available to the Trustee pursuant to Section 3.3(a)(1), or such other percentages as may be determined from time to time pursuant to Section 3.3(a)(3). The Trustee may amend the investment designation only once each calendar quarter by giving written direction to the President of the Fund at least 30 days prior to the end of such calendar quarter. Unless otherwise specified, a Trustee's amendment to an investment designation applies only to future compensation Deferrals. A Trustee may amend the investment designation for existing amounts in the Trustee's Deferral Account provided, however, that such changes in investment designation will only be valid and applied to the existing amounts in the Trustee's Deferral Account if the Trustee provides sufficient instruction regarding amounts to be exchanged. A change in investment designation will be valid only if, after giving effect to such change in investment designation, the Trustee has selected no more than four underlying investment securities from the options made available to the Trustee pursuant to Section 3.3(a)(1). A timely, valid change in a Trustee's investment designation shall become effective as of the close of business on the last day of the calendar quarter following receipt by the President of the Fund of an executed change in investment designation form.

                    (3) The investment media deemed to be made available to the Trustee, and any limitation on the maximum or minimum percentages of the Trustee's Deferral Account that may be invested in any particular medium, shall be the same as from time to time communicated to the Trustee by the President of the Fund.

               (b) Except as provided below, the Trustee's Deferral Account shall be deemed to be invested in accordance with the investment designations, provided such designations conform to the provisions of this Section. If:

                    (1) the Trustee does not furnish the President of the Fund with written investment instructions,

                    (2) the written investment instructions from the Trustee are unclear, or

                    (3) less than all of the Trustee's Deferral Account is covered by such written investment instructions,

then the Trustee's Deferral Account shall be deemed to be invested in the Fund until such time as the Trustee shall provide the President of the Fund with complete investment instructions. Notwithstanding the above, the Board of Trustees, in its sole discretion, may disregard the Trustee's election and determine that all Compensation Deferrals shall be deemed to be invested in the Fund.


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          The Fund shall provide an annual statement to the Trustee showing such information as is appropriate, including the aggregate amount in the Deferral Account, as of a reasonably current date.

4. DISTRIBUTIONS FROM DEFERRAL ACCOUNT; FUND TRANSFERS

          4.1 In General; Fund Transfer. Distributions from the Trustee's Deferral Account shall be paid in cash, in generally equal annual installments over a period of five (5) years beginning on the later of (i) the date of the Trustee's "separation from service" (as defined under Section 409A of the Code) due to retirement or Disability and (ii) the date, if any, selected by the Trustee on the Trustee's Beneficiary Designation and Distribution Election Form pursuant to a valid deferral election. Notwithstanding the foregoing, in the event of a Fund Transfer (regardless of whether such event constitutes a Change in Control Event as defined in the regulations promulgated under Section 409A of the Code or any successor thereto), any successor fund to a Fund shall automatically assume this Agreement and succeed to all rights and obligations of the Fund hereunder, and all terms of this Agreement and all current elections thereunder shall continue, except that, to the extent the context permits, references to the Fund, shall instead refer to the successor fund. Notwithstanding the foregoing, in the event of the liquidation, dissolution or winding up of the Fund or the distribution of all or substantially all of the Fund's assets and property other than a Fund Transfer, all unpaid amounts in the Deferral Account as of the effective date thereof shall be paid in a lump sum on such effective date, pursuant to the requirements of Section 409A of the Code for plan terminations and liquidations.

          4.2 Death of Trustee. Upon the death of the Trustee prior to the commencement of the distribution of the amounts credited to the Deferral Account, the Deferral Account shall be distributed to the Beneficiary over the number of years during which such amounts were distributable to the Trustee under Section 4.1 hereof beginning as soon as practicable after the Trustee's death. Similarly, in the event of the death of the Trustee after the commencement of such distribution, but prior to the complete distribution of the Deferral Account, the balance of the amounts in the Deferral Account shall be distributed to the Beneficiary over the remaining period during which such amounts were distributable to the Trustee under Section 4.1 hereof. In the event the Trustee survives the designated Beneficiary, the balance of such Deferral Account shall be paid in a lump sum to such Trustee's estate.

          4.3 Designation of Beneficiary. For purposes of Section 4.2 hereof, the Trustee's Beneficiary shall be the person or persons so designated by the Trustee on the Beneficiary Designation and Distribution Election Form and submitted to the President of the Fund. In the event the Trustee fails to properly designate a Beneficiary, the balance of such Trustee's Deferred Account shall be paid in a lump sum to such Trustee's estate.

          4.4 Payments Due Missing Persons. The Fund shall make a reasonable effort to locate all persons entitled to benefits under this Agreement. However,


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notwithstanding any provisions of this Agreement to the contrary, if, after a period of five (5) years from the date such benefit shall be due, any such persons entitled to benefits have not been located, their rights under this Agreement shall stand suspended. Before this provision becomes operative, the Fund shall send a certified letter to all such persons to their last known address advising them that their benefits under this Agreement shall be suspended. Any such suspended amounts shall be held by the Fund for a period of three (3) additional years (or a total of eight (8) years from the time the benefits first become payable) and thereafter, if unclaimed, such amounts shall be forfeited.

          4.5 Forfeitures. Any amounts in the Trustee's Deferral Account that have been forfeited under Section 3.1 of the Retirement Plan shall be forfeited hereunder, and shall not be distributed to or for the benefit of the Trustee.

5. AMENDMENTS AND TERMINATION

          5.1 Amendments.

               (a) The Fund and the Trustee may, by a written instrument signed by both such parties, amend this Agreement at any time and in any manner.

               (b) The Fund reserves the right to amend, in whole or in part, and in any manner, any or all of the provisions of this Agreement by action of its Board of Trustees for the purposes of complying with any provision of the Code or any other technical or legal requirements, provided that:

                    (1) No such amendment shall make it possible for any part of the Trustee's Deferral Account to be used for, or diverted to, purposes other than for the exclusive benefit of the Trustee or the Beneficiaries, except to the extent otherwise provided in this Agreement; and

                    (2) No such amendment may reduce the amount of the Trustee's Deferral Account as of the effective date of such amendment.

                    (3) If the Board of Trustees determines that, as the result of the application of Section 409A of the Code, the Trustee or any of the Funds listed on Exhibit A is likely to suffer tax consequences that are adverse to the tax consequences that the Board of Trustees intended at the time of entry into this Agreement, all affected deferrals of Compensation and the payment of distributions shall be subject to such modification without the consent of the Trustee as the Board of Trustees shall deem appropriate under the circumstances.

          5.2 Termination. The Trustee and the Fund may, by written instrument signed by both such parties, terminate this Agreement at any time. The rights of the Trustee to the Deferral Account shall become payable as of the Valuation Date


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next following the effective date of the termination of this Agreement; provided however, that to the extent required to avoid the imposition of taxes under
Section 409A of the Code, any distribution made pursuant to this Section 5.2 shall comply with the rules regarding plan aggregation and plan termination under Section 409A of the Code, and in the absence of such compliance, such distribution shall occur as otherwise scheduled pursuant to this Agreement.

6. MISCELLANEOUS.

          6.1 Rights of Creditors.

               (a) This Agreement is unfunded. Neither the Trustee nor any other persons shall have any interest in any specific asset or assets of the Fund by reason of any Deferral Account hereunder, nor any rights to receive distribution of the Deferral Account except and as to the extent expressly provided hereunder. The Fund shall not be required to purchase, hold or dispose of any investments pursuant to this Agreement; however, if in order to cover its obligations hereunder the Fund elects to purchase any investments the same shall continue for all purposes to be a part of the general assets and property of the Fund, subject to the claims of its general creditors and no person other than the Fund shall by virtue of the provisions of this Agreement have any interest in such assets other than an interest as a general creditor.

               (b) The rights of the Trustee and the Beneficiaries to the amounts held in the Deferral Account are unsecured and shall be subject to the creditors of the Fund. With respect to the payment of amounts held under the Deferral Account, the Trustee and the Beneficiaries have the status of unsecured creditors of the Fund. This Agreement is executed on behalf of the Fund by an officer of the Fund as such and not individually. Any obligation of the Fund hereunder shall be an unsecured obligation of the Fund and not of any other person.

          6.2 Agents. The Fund may employ agents and provide for such clerical, legal, actuarial, accounting, advisory or other services as it deems necessary to perform its duties under this Agreement. The Fund shall bear the cost of such services and all other expenses it incurs in connection with the administration of this Agreement.

          6.3 Liability and Indemnification. Except for its own gross negligence, willful misconduct or willful breach of the terms of this Agreement, the Fund shall be indemnified and held harmless by the Trustee against liability or losses occurring by reason of any act or omission of the Fund or any other person.

          6.4 Incapacity. If the Fund shall receive evidence satisfactory to it that the Trustee or any Beneficiary entitled to receive any benefit under the Agreement is, at the time when such benefit becomes payable, a minor, or is physically or mentally incompetent to receive such benefit and to give a valid release therefor, and that another person or an institution is then maintaining or has custody of the Trustee or Beneficiary and that no guardian, committee or other representative of the estate of the Trustee or


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Beneficiary shall have been duly appointed, the Fund may make payment of such benefit otherwise payable to the Trustee or Beneficiary to such other person or institution, including a custodian under the Uniform Gifts to Minors Act or corresponding legislation (such custodian shall be an adult, a guardian of the minor or a trust company), and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

          6.5 Cooperation of Parties. All parties to this Agreement and any person claiming any interest hereunder agree to perform any and all acts and execute any and all documents and papers which are necessary or desirable for carrying out this Agreement or any of its provisions.

          6.6 Governing Law. This Agreement is made and entered into in the State of Illinois, and all matters concerning its validity, construction and administration shall be governed by the laws of the State of Illinois.

          6.7 Nonguarantee of Trusteeship. Nothing contained in this Agreement shall be construed as a contract or guarantee of the right of the Trustee to be, or remain as, a trustee of the Fund or to receive any, or any particular rate of, Compensation.

          6.8 Counsel. The Fund may consult with legal counsel with respect to the meaning or construction of this Agreement or its obligations or duties hereunder or with respect to any action or proceeding or any question of law, and it shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of legal counsel.

          6.9 Spendthrift Provision. The Trustee's and Beneficiaries' interests in the Deferral Account may not be anticipated, sold, encumbered, pledged, mortgaged, charged, transferred, alienated, assigned nor become subject to execution, garnishment or attachment, and any attempt to do so by any person shall render the Deferral Amount immediately forfeitable.

          6.10 Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service providing for a signed return receipt, addressed to the Trustee at the home address set forth in the Fund's records and to the Fund at the address set forth in the Fund's documents, provided that all notices to the Fund shall be directed to the attention of the President of the Fund or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          6.11 Entire Agreement. This Agreement and the applicable provisions of the Retirement Plan contain the entire understanding between the Fund and the Trustee


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with respect to the payment of non-qualified elective deferred compensation by the Fund to the Trustee.

          6.12 Interpretation of Agreement. Interpretations of, and determinations related to, this Agreement made by the Fund in good faith, including any determinations of the amounts of the Deferral Account, shall be conclusive and binding upon all parties; and the Fund shall not incur any liability to the Trustee for any such interpretation or determination so made or for any other action taken by it in connection with this Agreement in good faith.

          6.13 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the Fund and its successors and assigns and to the Trustee and such Trustee's heirs, executors, administrators and personal representatives.

          6.14 Severability. In the event any one or more provisions of this Agreement are held to be invalid or unenforceable, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall remain in full force and effect unaffected by such invalidity or unenforceability.

          6.15 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          6.16 Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding any provision to the contrary in this Agreement, to the extent required to avoid the imposition of taxes under Section 409A of the Code, no payment or distribution under this Agreement which becomes payable by reason of the Trustee's termination of employment or service with the Fund will be made to the Trustee unless the Trustee's termination of employment or service constitutes a "separation from service" (as such term is defined in Treasury Regulations issued under Section 409A of the Code). It is intended that this Agreement shall comply with the provisions of Section 409A of the Code so as not to subject any Trustee to the payment of additional taxes and interest under Section 409A of the Code. In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions.


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          IN WITNESS WHEREOF, the parties hereto have caused this Deferred
Compensation Agreement to be executed as of the day and year first above written.

                                        On behalf of the Funds listed on
                                        Exhibit A attached hereto:


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        On behalf of the Trustee listed
                                        on page 1 hereto:


                                        ----------------------------------------
                                                   Trustee Signature


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